SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.              )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

OLD WESTBURY FUNDS, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED OCTOBER 24, 2016

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Small & Mid Cap Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and may allocate certain assets of the Fund to sub-advisers. This Information Statement is being furnished to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Martingale Asset Management, L.P. (“Martingale”) (the “Sub-Advisory Agreement”), a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about October 24, 2016, to shareholders of record of the Fund as of October 14, 2016 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more such shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 347,219,285.189 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the Sub-Advisory Agreement

At a meeting of the Board held on July 27, 2016, the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party to the Sub-Advisory Agreement (the “Independent Directors”), unanimously approved the Sub-Advisory Agreement. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement. The Board noted that, as a key threshold matter, the fees payable to Martingale under the Sub-Advisory Agreement would be paid by the Adviser from the advisory fees that it receives from the Fund.

In approving the Sub-Advisory Agreement with Martingale, the Board considered the overall fairness of the Sub-Advisory Agreement and whether the Sub-Advisory Agreement was in the best interests of the Fund. The Board noted that it had received and reviewed information from the Adviser with respect to Martingale at the July 27, 2016 meeting. The Board also noted that it had received and reviewed substantial information regarding Martingale, and the services to be provided by Martingale to the Fund under the Sub-Advisory Agreement. This information, which included a detailed due diligence questionnaire from Martingale, as well as information concerning its organization, compliance program and financial condition, formed, in part, the primary (but not exclusive) basis for the Board’s determinations. The Board also noted that the Independent Directors had met in executive session with their Counsel and Counsel to the Corporation, as well as with the Adviser to discuss the Adviser’s recommendation regarding Martingale’s appointment. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the Sub-Advisory Agreement and discussed materials and other information provided to them. The Board concluded that they had received adequate information to make a reasonable determination with respect to the approval of the Sub-Advisory Agreement.

The Board’s conclusions are based on the comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement.

(1) The nature, extent and quality of services to be provided by Martingale.

The Board considered the scope and quality of services to be provided by Martingale, including the fact that Martingale pays the costs of all investment and management facilities necessary for the efficient conduct of its services. The Board also considered, among other things, the qualifications and experience of the individual portfolio managers responsible for managing Martingale’s portion of the Fund, as well as the compliance, operational and trading capabilities of Martingale.

Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by Martingale were satisfactory.

(2) The performance of Martingale.

The Board considered the performance data provided by Martingale with respect to other accounts and determined that Martingale had demonstrated an ability to appropriately manage assets in the style expected to be used by Martingale in connection with the Fund.

(3) The cost of the advisory services and comparative fee rates.

As previously discussed, the Board noted that Martingale’s fee would be paid entirely by the Adviser. The Directors reviewed the level of the proposed fee against a number of different benchmarks and peer comparisons. Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that

Martingale’s sub-advisory fee was fair and reasonable in light of the quality of services to be provided by Martingale.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

The Board discussed whether any economies of scale would be realized with respect to the management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted in this regard that the Adviser would bear Martingale’s sub-advisory fee. The Directors undertook to continue to monitor the appropriateness of the sub-advisory fee, taking into account the potential impact of economies of scale, as the mandate grew.

(5) Ancillary benefits and other factors.

In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Martingale, or their affiliates, from Martingale’s relationship with the Fund. The Board concluded that any such fall-out benefits resulting from the proposed engagement of Martingale were such that it did not affect the Board’s conclusion that the proposed sub-advisory fee was reasonable.

Conclusion

The Board, including all of the Independent Directors, concluded that the fee to be paid to Martingale under the Sub-Advisory Agreement was fair and reasonable with respect to the services that Martingale would provide, in light of the factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Independent Directors were also assisted by the advice of Counsel to the Independent Directors, as well as Counsel to the Corporation, in making this determination.

None of the members of the Board have any material interest, direct or indirect, in any material transactions with Martingale or any other person(s) controlling, controlled by or under common control with Martingale.

Information Regarding the Sub-Advisory Agreement with Martingale

Under the terms of the Sub-Advisory Agreement, Martingale will, subject to the supervision of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The Sub-Advisory Agreement generally provides that Martingale will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in connection with the performance of Martingale’s duties under the Sub-Advisory Agreement, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties under the Sub-Advisory Agreement of Martingale or any of its officers, directors, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statues and codes, whether federal or state, by Martingale or any of its officers, directors, members, employees, agents, or affiliates.

The Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approve its continuance at least annually. The Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, Martingale, or by a vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the non-terminating party or parties. In addition, the Sub-Advisory Agreement terminates automatically in the event of its assignment.

The fees for Martingale are based on the assets that it is responsible for managing. As indicated above, under the Sub-Advisory Agreement, the sub-advisory fee is paid by the Adviser out of the advisory fee it receives from the Fund and is not an additional charge to the Fund. The fees Martingale receives are included in the Adviser’s advisory fees set forth below.

Advisory Fees

The fees paid to Martingale are paid by the Adviser from the advisory fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

Fund	Average Net Assets
Small & Mid Cap Fund	0.85%

The Adviser has contractually committed through October 31, 2017, to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.11%. This commitment may be changed or terminated at any time after October 31, 2017 with the approval of the Board.

For the fiscal year ended October 31, 2015, the Adviser received $45,814,322 in net advisory fees from the Fund, representing 0.80% of the Fund’s average daily net assets. If Martingale had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2015, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $15,592,779 or 0.27% of the Fund’s average daily net assets. As of October 31, 2015, the Fund had three other sub-advisers.

Information Regarding Martingale

As one of the sub-advisers to the Fund, Martingale will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in low volatility small cap securities. Martingale’s investment decisions are rooted in fundamental research, systematic stock selection, disciplined portfolio construction, efficient trading practices and close working relationships with its clients.

Martingale, located at 222 Berkeley Street, Boston, Massachusetts 02116, was founded in 1987 and is a registered investment adviser with the SEC. Martingale provides investment advice and management to a variety of clients, including institutional clients, high net worth individuals, registered mutual funds and private investment funds. As of September 1, 2016,

Martingale’s assets under management totaled approximately $6.78 billion. Martingale is a privately owned limited partnership with broad employee ownership. Martingale Asset Management Corporation owns between 25% and 50% of Martingale. Martingale Asset Management Corporation is the General Partner of Martingale, and is responsible for corporate level oversight. The principal executive officers of Martingale are: Alan Jay Strassman—Co-Chair, Administration; Arnold Seton Wood—Co-Chair, Investments; William Jacques—President & Chief Executive Officer; James Eysenbach—Executive Vice President & Chief Investment Officer; and Jennifer Nicol Cooper—Executive Vice President, Chief Compliance Officer & Chief Financial Officer.

Martingale uses a team approach to portfolio management. The portfolio managers who are primarily responsible for the day-to-day management of Martingale’s allocated portion of the Fund’s portfolio are William Jacques, Samuel Nathans and James Eysenbach.

William Jacques serves as President and Chief Executive Officer of Martingale. Mr. Jacques is a founder of Martingale. From 1987 through 2015, he served as Chief Investment Officer before assuming his current role.

James Eysenbach serves as Chief Investment Officer at Martingale, having joined Martingale in 2004. He was promoted to Director of Research in 2008, and became Chief Investment Officer in 2016.

Samuel Nathans serves as Senior Vice President and Senior Portfolio Manager. Mr. Nathans joined Martingale in 1999.

Other Investment Companies Advised or Sub-Advised by Martingale. As of September 1, 2016, Martingale has two clients that employ Martingale’s Low Volatility SmallCap+ strategy. One client is a confidential corporate defined benefit plan. The fee arrangement with this client differs from the Fund’s fee arrangement in that it includes a base fee and a performance fee component. The other client is a confidential Taft-Hartley plan. The fee rate with this client is similar to the Fund’s fee arrangement. There are no other fee-paying accounts in the strategy at this time.1

Brokerage Commissions

For the fiscal year ended October 31, 2015, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. BNY Mellon Investment Servicing (US) Inc., the Corporation’s administrator, is located at 760 Moore Road, King of Prussia, PA 19408 and Foreside Funds Distributors LLC, the Fund’s distributor, is located at 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

[1]

A Partners’ Capital (“seed”) account is a non-fee-paying account invested in this strategy. Martingale funds seed accounts in strategies to (a) launch new investment ideas and/or (b) preserve a strategy’s track record should all fee-paying accounts terminate Martingale.

[This Page Intentionally Left Blank]

APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co. c/o Bessemer Trust Company 100 Woodbridge Center Drive Woodbridge, NJ 07095-1162	98.55%

A-1

A21-IS1016      Old Westbury Funds, Inc.